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Exhibit 99.1

[MAGNETEK LOGO]

Press Release

Release:	April 30, 2003
Contact:	At Magnetek	AT THE FINANCIAL RELATIONS BOARD
	Robert Murray Magnetek, Inc. 310/689-1610 bmurray@magnetek.com	Peter Seltzberg (212) 445-8457 John McNamara (212) 445-8435

MAGNETEK ADOPTS SHAREHOLDER RIGHTS PLAN

        LOS ANGELES, CA, APRIL 30, 2003—Magnetek, Inc. (NYSE: MAG) today announced that its Board of Directors has adopted a Shareholder Rights Plan intended to assure that all Magnetek stockholders receive fair treatment in the event of a takeover bid for the Company. The Rights Plan provides for the distribution of one Right for each Share of Magnetek Common Stock outstanding on May 12, 2003.

        Andrew Galef, Magnetek's Chairman and chief executive officer, stated, "This Plan is designed to enable the Board of Directors to act effectively on behalf of stockholders in the event of any takeover bid. It is not intended to prevent or discourage an offer that reflects the Company's fair value and permits full review and negotiation. Mr. Galef also stated that Magnetek had not received and is not aware of any forthcoming acquisition proposals.

        Generally, the Rights Plan is structured as follows: Ten business days after any person or group becomes the beneficial owner of at least 15% of Magnetek's outstanding Common Stock (or securities convertible into at least 15% of its outstanding Common Stock), every Right (except those held by the 15% beneficial stockholder) could be exercised to purchase the number of Magnetek shares whose market value equals twice the exercise price of the Right. Initially, the exercise price of each Right is $25, so each holder (except the 15% holder) exercising a Right for $25 would be entitled to receive $50 worth of Magnetek Common Stock.

        The record date set for distribution of the Rights is May 12, 2003, after which any shares of Common Stock traded will automatically be accompanied by the associated Rights. The Rights expire on May 12, 2013 (unless previously triggered), and are subject to redemption by Magnetek's Board of Directors at $.001 per Right anytime prior to the first date upon which they become exercisable.

        Magnetek, Inc. manufactures digital power supplies and systems used in distributed power generation, industrial controls, medical electronics, semiconductor processing, consumer products, transportation, communications, information technology and other applications requiring highly reliable, precise, energy-efficient power. The Company operates manufacturing and research facilities in North America, Europe and Asia, employs approximately 1,500 people and reported total revenue of $188 million in fiscal 2002, ended on June 30, 2002.

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  Exhibit 99.1